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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-3 of our report dated January 25, 2000, except as to Note 11, which is as of February 2, 2000, relating to the consolidated financial statements of LJL Biosystems, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 25, 2000, except as to Note 11, which is as of February 2, 2000, relating to the consolidated financial statements and financial statement schedule, which appears in LJL BioSystems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California
March 13, 2000